EXHIBIT 10.1

THIRD AMENDMENT TO FORBEARANCE AGREEMENT

THIS THIRD AMENDMENT TO FORBEARANCE AGREEMENT (the "Third Amendment") is made and entered into as of September 30, 2009, by and among PREMIX-MARBLETITE MANUFACTURING CO. ("Premix"), DFH, INC., formerly known as Acrocrete, Inc. and Acro Holdings, Inc. ("DFH"), and JUST-RITE SUPPLY, INC. ("Just-Rite"), each a Florida corporation (each a "Borrower" and collectively, "Borrowers"); IMPERIAL INDUSTRIES, INC., a Delaware corporation ("Guarantor"); MICHAEL PHELAN, as assignee for the benefit of the creditors of Just-Rite, and not individually ("Assignee"); and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association and successor to Congress Financial Corporation (Florida) under the Loan Agreement (defined below) ("Lender").

Recitals:

Lender and Borrowers entered into a certain Consolidating, Amended and Restated Financing Agreement and Security Agreement dated January 28, 2000 (as amended, restated, modified and supplemented from time to time, the "Loan Agreement"), pursuant to which Lender has made loans and other extensions of credit to Borrowers, which loans and extensions of credit are secured by security interest in and liens upon all of the assets of Borrowers and guaranteed unconditionally by Guarantor.

Just-Rite has made an assignment for the benefit of its creditors under Florida law, styled In re Just-Rite Supply, Inc., Assignor, to Michael Phelan, Assignee, Case No. CACE 2009 09032744XXXX (04), In the Circuit Court of the 17th Judicial Circuit, In and For Broward County, Florida (the "ABC").  Assignee is the assignee in the ABC.

Lender, Borrowers and Guarantor entered into a Forbearance and Amendment Agreement dated June 9, 2009 (as at any time amended, the "Forbearance Agreement"). By separate written agreement, Assignee has agreed to be bound by the Loan Agreement and the Forbearance Agreement.   On or about August 7, 2009, Lender, Borrowers, Guarantor and Assignee entered into a First Amendment to Forbearance Agreement dated as of August 7, 2009 (the "First Amendment").  On or about August 28, 2009, Lender, Borrowers, Guarantor and Assignee entered into a Second Amendment to Forbearance Agreement dated as of August 28, 2009 (the "Second Amendment").

Borrowers, Guarantor and Assignee have requested that the Forbearance Agreement be amended, and Lender is willing to amend the Forbearance Agreement as hereinafter set forth.

NOW, THEREFORE, for TEN DOLLARS ($10.00) in hand paid and in consideration of the premises and the mutual covenants herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

1.

Definitions.  All capitalized terms used in this Third Amendment, unless otherwise defined, shall have the meanings ascribed to such terms in the Forbearance Agreement; provided that as used herein, the term "Obligor" shall mean and include Borrowers, Guarantor and the Assignee (solely in his capacity as assignee in the ABC, and not individually).

2.

Acknowledgments and Stipulations of Obligors.

(a)

Each Obligor acknowledges, stipulates and agrees that (1) as of the opening of business on September 30, 2009, the aggregate net principal balance of

Revolving Loans outstanding under the Loan Agreement, exclusive of accrued interest, costs, bank fees and attorneys' fees chargeable to Obligors under the Financing Agreements, totaled approximately $280,152; (2) all of the Obligations are absolutely due and owing to Lender without any defense, deduction, offset or counterclaim (and, to the extent any Obligor had any defense, deduction, offset or counterclaim on the date hereof, the same is hereby waived); (3) Events of Default have occurred and exist under the Financing Agreements, (4) the Financing Agreements executed by each Borrower are legal, valid and binding obligations of such Borrower enforceable against such Borrower in accordance with their terms; (5) the security interests granted by each Borrower to Lender in the Accounts, Inventory, general intangibles and other Collateral are duly perfected security interests in such Collateral; (6) the payment expected by the Assignee to be received from the Mississippi Department of Transportation as reimbursement of relocation expenses related to Just-Rite's Gulfport, Mississippi, location constitutes a general intangible or proceeds of a general intangible as to which Lender has a security interest; (7) each of the Guaranty and Waiver Agreements executed by Guarantor (collectively, the "Guaranties") is a legal, valid and binding obligation of Guarantor and is enforceable against Guarantor in accordance with its terms; (8) each of the recitals contained at the beginning of this Third Amendment is true and correct; and (9) prior to executing this Third Amendment, each Obligor consulted with and had the benefit of advice of legal counsel of its own selection and each has relied upon the advice of such counsel, and in no part upon any representation of Lender concerning the legal effects of this Third Amendment or any provision hereof.

(b)

In addition, each Obligor acknowledges, stipulates and agrees that certain Forbearance Conditions have not been satisfied.

(c)

Further, each Obligor acknowledges, stipulates and agrees that, considering the inability of Obligors to determine and report to Lender the quantity, quality or value of the remaining assets owned by Just-Rite, the widespread disputes that exist between Just-Rite (or the Assignee on behalf of Just-Rite) and the customers of Just-Rite with respect to Accounts owed by such customers, the collection risks that exist with respect to undisputed Accounts owed to Just-Rite, and the inaccuracies in Just-Rite's previous assessments of the quantity and value of its Inventory, none of the assets of Just-Rite qualifies or should be treated as Eligible Accounts or Eligible Inventory.

3.

Amendments to Forbearance Agreement.  The Forbearance Agreement is hereby amended as follows:

(a)

In Section 1, by deleting the date "September 30, 2009" in the definition of "Forbearance Period" and by substituting in lieu thereof the date "November 30, 2009".

(b)

In Section 3(b), by adding the following at the end thereof:

In addition, Obligors agree to pay Lender, jointly and severally, two forbearance fees equal to $5,000 each, the first of which shall be fully earned, non-refundable and payable on October 1, 2009, and the second of which shall be fully earned, non-refundable and payable on November 1, 2009.  Each Obligor irrevocably authorizes Lender to make  Revolving Loans to Borrowers in the amount of such forbearance fees and to disburse the proceeds of such Revolving Loans directly to itself in payment of such fees.

(c)

In Section 7, by adding at the end thereof the following:

On the Forbearance Termination Date, Guarantor shall pay to Lender, in immediately available funds, the amount of all unpaid Obligations (as defined in the Loan Agreement), provided that the foregoing covenant by Guarantor shall not in any way (i) change or limit the joint and several nature of the liability of each Obligor, (ii) require Lender to seek recourse first against Guarantor, or (iii) alter, amend or modify any of Lender's claims, rights or remedies against each Obligor and the Collateral.

(d)

By deleting Subsection 8(b) in its entirety and by substituting in lieu thereof the following:

(e)

For purposes of notice to Premix and the Assignee, but without in any way limiting the sole and absolute discretion of Lender to make or to decline to make any Revolving Loan, in considering requests for Revolving Loans, among other factors, Lender intends to reduce the Maximum Credit by $25,000 per week effective on the Friday of each calendar week beginning on October 2, 2009.  Each Obligor hereby agrees that all Availability Reserves implemented by Lender and the foregoing changes to the borrowing formulas in the Loan Agreement are reasonable and justified by the financial condition of Borrowers and the current state of the Collateral.

4.

Ratification and Reaffirmation.  Each Obligor hereby ratifies and reaffirms the Loan Agreement, the Forbearance Agreement, the First Amendment, the Second Amendment and the other Financing Agreements and all of its obligations and liabilities thereunder.

5.

No Novation.  Except for the amendments expressly provided in Section 3 of this Third Amendment, nothing herein shall be deemed to amend or modify any provision of the Forbearance Agreement, the First Amendment, the Second Amendment, the Loan Agreement or the other Financing Documents, which shall continue in full force and effect.  This Third Amendment is not intended to be, nor shall it be construed to create, a novation or an accord and satisfaction.

6.

Non-Waiver of Default; Reservation of Rights and Remedies; Strict Compliance. Neither this Third Amendment nor any Revolving Loans made by Lender shall be deemed to constitute a waiver of or consent to any Stipulated Default, any other Event of Default or any failure to satisfy any Forbearance Condition or a commitment or agreement make any Revolving Loans. Lender reserves all of the rights and remedies available to it under the Financing Agreements and Applicable Law.  Each Obligor hereby agrees that, notwithstanding any temporary variation from the terms of the Forbearance Agreement or Loan Agreement that may have occurred in the past, such Obligor, from and after the date hereof, shall strictly comply with all of the terms and conditions in the Forbearance Agreement, the Loan Agreement and the other Financing Agreements.

7.

Specific Waivers by Assignee.  Assignee hereby waives and releases (i) any claim or cause of action that may exist against Lender under F.S.A. § 727.109(8) or otherwise, and (ii) any right that he may have to seek to surcharge any Collateral for any costs or expenses of, or that may arise or exist in connection with, the ABC.

8.

Payment of Expenses.  Each Obligor hereby agrees to pay, on demand, all expenses, including, without limitation, legal fees, incurred by Lender in connection with the negotiation, drafting, execution and implementation of this Third Amendment.

9.

Counterparts; Electronic Signatures.  This Third Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall constitute an original, but all of which taken together shall be one and the same instrument.  In proving this Third Amendment, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.  Any signed counterpart of this Third Amendment that is transmitted by facsimile or electronic transmission shall be deemed to constitute an original counterpart for all purposes.

10.

Governing Law; Waiver of Notice of Acceptance.  This Third Amendment shall be deemed to be a contract governed by and construed in accordance with the internal laws of the State of Florida.  Each Obligor hereby waives notice of the acceptance of this Third Amendment.

11.

Release of Claims.  To induce Lender to enter into this Third Amendment, each Obligor hereby releases, acquits and forever discharges Lender, and all of its officers, directors, agents, employees, attorneys, affiliates, successors and assigns, from all liabilities, claims, demands, actions or causes of action of any kind (if any there be), whether absolute or contingent, due or to become due, disputed or undisputed, liquidated or unliquidated, at law or in equity, or known or unknown, that any one or more of them now have or ever have had against Lender, whether arising under or in connection with any of the Financing Agreements, the Forbearance Agreement, this Third Amendment or otherwise.

12.

Waiver of Jury Trial.  To the fullest extent permitted by Applicable Law, each of the parties hereto waives the right to trial by jury in any action, suit or proceeding arising out of or related to this Third Amendment, the Forbearance Agreement, the First Amendment, the Loan Agreement or the Guaranties.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be duly executed and delivered on the date first written above.

PREMIX-MARBLETITE
MANUFACTURING CO.
("Borrower")

By:	/s/ Howard L. Ehler, Jr.
Title:	Vice President

DFH, INC.
("Borrower")

By:	/s/ Howard L. Ehler, Jr.
Title:	Vice President

JUST-RITE SUPPLY, INC.
("Borrower")

By:	/s/ Howard L. Ehler, Jr.
Title:	Vice President

IMPERIAL INDUSTRIES, INC.
("Guarantor")

By:	/s/ Howard L. Ehler, Jr.
Title:	Chief Operating Officer

{signatures continued on following page}

/s/ Michael Phelan
MICHAEL PHELAN, solely as
Assignee and not individually

Accepted:

WACHOVIA BANK,
NATIONAL ASSOCIATION
("Lender")

By:	/s/ Wanda Alverio
Title:	Vice President